UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         ELLIGENT CONSULTING GROUP, INC.
             (Exact name of registrant as specified in its charter)

                  Nevada                               87-0453842
 (State of incorporation or organization) (I.R.S. Employer Identification No.)


     152 West 57th Street, 40th Floor
            New York, New York                            10019
 (Address of principal executive offices)              (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class              Name of each exchange on which
            to be so registered              each class is to be registered








If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates:

    N/A                                                         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $.001 par value
                                (Title of Class)


                                (Title of Class)

ITEM 1.     Description of Registrant's Securities to be Registered

      The Company is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share, of which 14,544,225 shares are issued and outstanding at the date of this Registration Statement.

      Holders of the Common Stock are entitled to one vote for each share owned for all matters to be voted on by the shareholders. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive or conversion rights. The holders of Common Stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is validly issued, fully paid and nonassessable.

      Certain restrictions are placed on the voting rights of persons who acquire a controlling interest in the Company. The sections of the Nevada Corporate statute dealing with the acquisition of controlling interests in Nevada corporations, NRS 78.378 et seq., were adopted in 1987. The policy of these sections is to prevent unfriendly corporate takeover attempts by third parties. Specifically, these sections limit the voting rights of certain persons acquiring shares in the market in any transaction whereby a controlling interest in the subject corporation might be acquired. Nevada corporations may elect to not be governed by these sections and by doing so may elect to not be subject to the considerable restrictions on a possible tender offer or other takeover. The Company has not specifically rejected the foregoing sections and therefore is subject to them.

ITEM 2.     Exhibits

      Exhibit Number                Description                         Notes

         3(i).1      Initial Articles of Incorporation                   (1)
         3(i).2      Articles of Incorporation, as amended on
                     January 5, 1990                                     (2)
         3(i).3      Articles of Incorporation, as amended on
                     August 5, 1997                                      (3)
         3(i).4      Articles of Incorporation, as amended on
                     July 25, 1998                                       (4)
         3(ii).1     Initial Bylaws                                      (1)
         3(ii).2     Bylaws, as amended on July 2, 1991                  (3)
         3(ii).3     Bylaws, as amended on April 1, 1998                 (4)
          99.1       Information   regarding  the   Registrant,
                     including  its business operations,  recent
                     acquisitions,  business plan, management,
                     results of operations and financial statements
                     for the  fiscal  year  ended  July 31,  1998
                     and the  three months ended October 31, 1998.       (5)(6)


(1)   Filed with a Registration Statement on Form S-18 (File Number 33-23314).
(2)   Filed with a Form 10-QSB for the quarter ended December 31, 1989.
(3)   Filed with a Form 10-KSB for the year ended July 31, 1991.
(4)   Filed with a Form 10-KSB for the year ended July 31, 1998.
(5)   Filed with a Form 10-QSB for the quarter ended October 31, 1998.
(6)   Filed with Amendment No. 3 to Form 8-K/A on January 8, 1999.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             ELLIGENT CONSULTING GROUP, INC.,
                                             a Nevada corporation





                                             By   /s/ Edwin T. Brondo
                                                  -------------------
                                                 Edwin T. Brondo
                                                 Chief Financial Officer

Dated: January 11, 1999